Exhibit 5

[Letterhead of Thompson Hine LLP]

April 20, 2007

TFS Financial Corporation

7007 Broadway Avenue

Cleveland, OH 44105

Re:	TFS Financial Corporation Registration Statement on Form S-8 – Third Federal 401(k) Savings Plan

Ladies and Gentlemen:

TFS Financial Corporation (“TFS Financial”) is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended, of 5,000,000 shares of Common Stock, $0.01 par value per share, of TFS Financial (“Common Stock”) to be issued from time to time pursuant to the terms of the Third Federal 401(k) Savings Plan (the “Plan”).

Item 601 of Regulation S-K and the instructions to Form S-8 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-8 registration statement if the securities are original issue shares.

In rendering this opinion, we have examined (a) the Amended and Restated Charter and Amended and Restated Bylaws of TFS Financial and (b) such records and documents as we have deemed advisable in order to render this opinion. As a result of the foregoing, we are of the opinion that:

(1) TFS Financial is a corporation validly organized and existing and in good standing under the laws of the United States of America.

(2) When issued pursuant to the Plan, the Common Stock that is the subject of the Registration Statement will be legally issued, fully paid, and non-assessable.

We hereby consent to the use and filing of this opinion in connection with the Registration Statement.

Very truly yours,

/s/ Thompson Hine LLP